Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES JANUARY CASH DISTRIBUTION

DALLAS, Texas, January 18, 2019 – Simmons Bank, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.033628 per unit, payable on February 14, 2019, to unit holders of record on January 31, 2019.

This month’s distribution decreased from the previous month due primarily to a decrease of pricing for oil production of approximately 12% from the previous month’s pricing. Gas pricing also dropped approximately 5% for production on the Waddell Ranch properties. Both Lease Operating Expenses (LOE) and Capital Expenditures (CapEX) increased by approximately by 27% relating to drilling preparation and increased maintenance costs. These increased expenditures compared to the previous month, which in turn, through the allocation of the Trust’s production from the underlying properties, resulted in a decrease in both oil and gas production allocated to the Trust’s interest for the Waddell Ranch properties. The Texas Royalty Properties saw an increase in the production of both oil and gas that was offset by a decrease in the pricing of oil and gas for the month.

WADDELL RANCH

Production for the underlying properties at the Waddell Ranch was 49,017 barrels of oil and 313,405 Mcf of gas. The production for the Trust’s allocated portion of the Waddell Ranch was 8,017 barrels of oil and 54,217 Mcf of gas. The average price for oil was $48.67 per bbl and for gas was $2.96 per Mcf. This would primarily reflect production and pricing for the month of November for oil and the month of October for gas. These allocated volumes were significantly impacted by the pricing of both oil and gas.

This production and pricing for the Underlying Properties resulted in revenues for the Waddell Ranch Properties of $3,313,723. Deducted from these would be the Lease Operating Expense (LOE) of $2,121,144, taxes of $229,921 and Capital Expenditures (CAPEX) of $258,446 totaling $2,609,511 resulting in a Net Profit of $704,212 for the month of December. With the Trust’s Net Profit Interest (NPI) of 75% of the underlying properties, this would result in a net contribution by the Waddell Ranch Properties of $528,159 to this month’s distribution.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	49,017	313,405	8,017	54,217	*	$48.67	$2.96	**
Texas Royalties	23,160	26,504	19,999	22,889	*	$52.29	$5.98	**

Prior Month
Waddell Ranch	52,218	344,478	18,821	125,015	*	$55.54	$3.12	**
Texas Royalties	21,901	22,102	18,916	19,062	*	$55.52	$7.10	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 23,160 barrels of oil and 26,504 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 19,999 barrels of oil and 22,889 of of gas. The average price for oil was $52.29 per bbl and for gas was $5.98 per Mcf. This would primarily reflect production and pricing for the month of November for oil and the month of October for gas. These allocated volumes were impacted by the pricing of both oil and gas.

This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,369,450. Deducted from these were taxes of $171,074 resulting in a Net Profit of $1,198,376 for the month of December. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $1,138,457 to this month’s distribution.

General and Administrative Expenses deducted for the month were $101,873 resulting in a distribution of $1,567,386 to 46,608,796 units outstanding, or $0.033628 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

The 2018 tax information packets are expected to begin mailing directly to unitholders in early March 2019. A copy of Permian’s 2018 tax information booklet is expected to be posted on Permian’s website by February 28, 2019. In addition to the tax booklet the Permian website also offers two simple calculators for computing the income and expense amounts and the cost depletion. To facilitate unitholder tax preparation, both the income and expense and the depletion calculators are expected to be updated on Permian’s website by the end of February for 2018 tax reporting.

Permian’s cash distribution history, current and prior year financial reports, including a summary of reserves as of 1/1/2018, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on its website at http://www.pbt-permian.com/.

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Contact:    Ron Hooper, Senior Vice President, Simmons Bank, Trustee, Toll Free – 1.855.588.7839